Exhibit 10.3

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this "Agreement"), is entered into this 19th day of August, 2016, by and between Jax Capital Growth LLC (the "Consultant") and NABUfit Global, Inc. (the "Client").  The Consultant or the Client sometimes referred to as a "Party" and together referred to as the "Parties".

WITNESSETH:

WHEREAS, as a result of the Consultant's experience, skills, abilities, knowledge, and background, the Client desires to engage the Consultant to render consulting services hereinafter set forth upon and subject to the terms and conditions of this Agreement; and
WHEREAS, the Consultant desires to be engaged as a consultant by the Client to perform the consulting services hereinafter set forth for the consulting fees and upon and subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. CONSULTING SERVICES. Subject to the terms and conditions of this Agreement, the Client hereby retains the Consultant, on a non-exclusive basis, as a business consultant to provide advice and services, as directed by the Client from time to time, relating to business plan execution, business strategy and media solutions (the "Services"), including with respect to the following:
• Public relations;
• Financial expos;
• Corporate financial resources.

Notwithstanding anything contained herein to the contrary, the Parties hereto acknowledge and agree that, if directed by the Client, the Services may include providing advice and assistance to the Client in connection with the Client's capital raising efforts. The parties further acknowledge and agree that the Consultant shall have no power to bind Client to any contract or obligation or to transact any business in the Client's name or on behalf of the Client in any manner.  The Parties shall at all times comply with all state and federal securities laws, rules and regulations.

2. CLIENT OBLIGATIONS. The Client shall supply and deliver to the Consultant all documentation and information relating to the Client and the Client's business as may be reasonably requested by the Consultant in connection with the performance of the Services by the Consultant.  Such information and documentation shall, to the best of the Client's knowledge, be accurate and complete in all material respects at the time furnished.  The Client will promptly notify the Consultant if it learns of any material misstatement in, or material omission from, any information previously delivered to Consultant.  The Consultant may rely, without independent verification, on the accuracy and completeness of all information furnished by the Client.  The Client understands that the Consultant shall not be liable for independently verifying the accuracy of such information, and shall not be liable for any inaccuracies therein.

3. TERM. The term of this Agreement (the "Term") shall commence on the date hereof and continue for a period of four months. Either Party may terminate this Agreement upon five (5) days prior written notice in the event that the other Party materially breaches its obligations under this Agreement and fails to cure such material breach within fifteen (15) days of receipt of written notice thereof from the other Party.  Each Party's right of termination as set forth herein shall be in addition to, and not in limitation of, any and all other remedies available to such Party at law, in equity, or under the terms and provisions of this Agreement.  Notwithstanding the foregoing, no expiration or termination of this Agreement shall effect: (i) the confidentiality provisions set forth herein; (ii) the Consultant's right to receive, and the Client's obligation to pay, any fees and expenses due, and (iii) the agreements of the Client and Consultant with respect to choice of law and forum.
4. MILESTONES. The following are expected milestones that the Parties agree are the measure of success of this Agreement:
(a) an additional 300 new shareholders
(b) Represented at the following investment shows: The Money Show in San Francisco, See Thru Equity Shows (including 6-10 one on one meetings with potential investors), Growth Capital Expos
(c) 15-page research report
(d) The sale of at least 550,000 shares of the Client's common stock by the Client to investors introduced to the Client by Consultant
(e) Meetings with investment banks such as: Goldman/ UBS / Oppenheimer / Barrington
5. COMPENSATION AND FEES. As consideration for Consultant's entering into this Agreement, the Client shall (a) make an issuance to the Consultant on the date hereof a total of 30,000 shares of Client common stock $0.0001 par value (the "Client Common Stock") from the newly effective S-1 registration, (b) make an additional issuance to Consultant of 10,000 shares of Client's registered Common Stock from the newly effective S-1 registration, the first business day of each subsequent month (three issuances) during the term of this Agreement and (c) the issuance of 60,000 shares of Client Common Stock on the last day of the term of this Agreement if the milestones in Section 4. of this Agreement have been completed.  This agreement will be accompanied with the subscription agreement, substantially as set forth on Exhibit A, with all terms and conditions along with. All shares of Client Common Stock issued to the Consultant hereunder shall be duly authorized, validly issued, fully paid and non-assessable when issued, with no personal liability attaching to the ownership thereof, and shall be issued in compliance with applicable federal, state and foreign securities laws.  All shares of Client Common Stock issued to the Consultant hereunder will be free and clear of all liens, claims and other encumbrances of any kind or nature, including restrictions upon the transferability of shares of Client Common Stock ("Encumbrances"). The issuance by Client of the Client Common Stock will not result in (i) any breach of its constituent documents, (ii) any claim by a third party against the Consultant or (iii) any breach of any law or regulation applicable to Client.
6. REPRESENTATIONS AND WARRANTIES OF THE PARTIES.
(a)Client Representations and Warranties. The Client represents and warrants to the Consultant that the statements contained in this Section 5(a) are correct and complete:

(i) The Client is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to enter into this Agreement, perform its obligations as provided for herein, and consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by the Client, the performance by it of obligations herein and the consummation of the transactions contemplated hereunder, have been duly approved and authorized by the Client's board of directors and shall not (i) result in a violation of any of the constituent documents of the Client; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Client is a party or by which it or any of its properties or assets may be bound; (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Client or any of its properties or assets; or (iv) give any governmental authority the right to challenge any of transactions contemplated hereunder.

(ii)This Agreement constitutes a valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to general equitable principles and bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws relating to or affecting generally the enforcement of creditors' rights.
(b) Consultant Representations and Warranties. The Consultant represents and warrants to the Client that the statements contained in this Section 5(b) are correct and complete:

(i) The Consultant is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of New York, with all requisite limited liability company power and authority to enter into this Agreement, perform its obligations as provided for herein, and consummate the transactions contemplated hereunder.

(ii)  This Agreement constitutes a valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, subject to general equitable principles and bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws relating to or affecting generally the enforcement of creditors' rights.

7. NON-EXCLUSIVITY. Services shall be rendered by the Consultant on a non-exclusive basis.  The Consultant understands that Client may engage other individuals and entities to perform the same or similar Services. The Client understands that the Consultant may be engaged by or have ownership or other interests in entities that Consultant may provide consulting services to, or be affiliated with, or participate with, and there shall be no fiduciary obligation on the part of the Consultant, other than to disclose such affiliation and/or relationship. The Consultant agrees that it will perform its duties and obligations under this Agreement in good faith and in a commercially reasonable manner.
8. INDEPENDENT CONTRACTOR. Client acknowledges that Consultant is an independent contractor of the Client. Consultant, its officers, employees and agents shall not be and shall not represent themselves as agents or employees of the Client.  Payments to consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.
9. APPLICABLE LAW AND MEDIATION. This Agreement will be governed by and construed in accordance with the laws of the State of Utah. In the event any dispute or controversy arises between the Parties relating to the terms and conditions of this Agreement, or the alleged breach thereof, the Parties agree agrees that prior to initiating any action in connection with such dispute or controversy the Parties shall submit the dispute or controversy to non-binding mediation to be conducted in Salt Lake City under the Commercial Mediation Rules of the American Arbitration Association.  Notwithstanding the foregoing agreement to mediate any such dispute or controversy, (a) upon the passage of 30 days from the date such dispute or controversy is submitted to mediation, either Party may commence litigation for the purpose of resolving the dispute or controversy, and (b) the foregoing agreement shall not limit the ability of either Party to obtain temporary or permanent injunctive relief at any time for the purpose of restraining a Party to this Agreement from any continuing or threatened breach of this Agreement.  The Parties waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on all matters arising out of this Agreement.

10.  NOTICES. Any and all notices and other communication from any Party to the other required or permitted hereunder must be in writing and sent by either (i) United States mail, as first class mail, certified mail or registered mail, postage prepaid, return receipt requested, or (ii) by a nationally recognized overnight courier or delivery service, or (iii) by facsimile transmission with an original mailed by one of the methods set forth in subsections (i) or (ii) of this Section 9, and addressed as follows:

If to Consultant:

Jax Capital Growth LLC
303 Merrick Road, Suite 504
Lynbrook, New York 11563
Attention:  Wayne Lieberz

If to Client:

NABUfit Global, Inc.
626 East 1820 North
Orem, UT 84097
Attention:  Bob Bench
801-362-2115
bobbench@nabufit.com

11.CONFIDENTIAL INFORMATION.
(a) Defined.  All proprietary or non-public data, information or other items exchanged between the Parties under this Agreement, will be considered to be confidential in nature, including, without limitation, the terms and conditions of this Agreement ("Confidential Information").
(b)Obligations.  The Parties agree to use Confidential Information provided hereunder only for purposes directly related to the Services provided under this Agreement and this Agreement; to restrict disclosure of Confidential Information solely to employees with a need to know; and not to disclose such Confidential Information to other third parties.  Notwithstanding the foregoing, (i) the obligations of confidentiality set forth in this Section 10 shall not apply to Confidential Information that is (1) publicly available, (2) rightfully received by the receiving Party from a third party and not accompanied by confidentiality obligations, (3) already in the receiving Party's possession and lawfully received from sources other than the disclosing Party, (4) independently developed by the receiving Party without the use, benefit or aid of Confidential Information provided by the disclosing Party, or (5) approved in writing for release or disclosure without restriction by the disclosing Party, and (ii) the terms of this Section 10 will not preclude the disclosure of Confidential Information by either Party is such disclosure is: (1) in response to a valid order of a court or other governmental body, (2) otherwise required by law, or (3) necessary to establish rights under this Agreement, provided, however, that such Party must notify the disclosing Party of such request or requirement and will limit the disclosure.

12. INDEMNIFICATION. Consultant agrees to indemnify, hold harmless and defend Client and its directors, officers, employees and agents, at its sole cost, from and against any action, claim, demand or liability, including reasonable attorney's fees and costs, arising from or relating to: (i) Consultant's breach of this Agreement; (ii) or any claim, finding or allegation that Consultant has violated any state or federal securities laws in connection with the Services or which result from the sale of any of the Client securities in which Consultant was involved, either directly or indirectly.  Client agrees, at its sole defense, to indemnify and defend Consultant from and against any damages, claims or suits by third parties against Consultant arising from the performance of the Services hereunder unless caused by Consultant's intentional misconduct.
13. NON-GUARANTEE.  Consultant promises to exercise good faith and commercially reasonable efforts in its duties and responsibilities in its entirety and makes no guarantee it will be successful in any claims made to the Client either verbally and pursuant to any results and claims stipulated in this Agreement. Any comments made regarding potential time frames and anything that pertains to the outcome of Client's requests is expressions of opinion only. Client acknowledges and agrees it is not required to make exclusive use of Consultant for any services Consultant holds no exclusive rights to the Client's projects.
14. MISCELLANEOUS.
(a) Assignment.  The rights and obligations hereunder may not be assigned or transferred by either Party without the prior written consent of the other Party.
(b) Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with regard to its subject matter and super cede all previous written or oral representations, agreements and understandings between the Client and Consultant.
(c) No Modification. The Agreement may be modified, amended, or changed only by a written instrument signed by the Parties.
(d) Severability, No Waiver. In the event that any provision in this Agreement will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect.  The failure of a Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provisions or the right of the Party thereafter to enforce such provisions.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
15.COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts (and such counterpart signatures may be delivered by the Parties as a PDF attachment to an email or via other electronic means), each of which shall be deemed an original, and all of which together shall constitute one single Agreement among the Parties.

 [Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered effective as of the date first set forth above.

CLIENT:

NABUFIT GLOBAL, INC.

By:____________________________
     Name: Brian Mertz
     Title: Chief Executive Officer

CONSULTANT:

JAX CAPITAL GROWTH LLC

By:____________________________
     Name: Wayne Lieberz
     Title: